Exhibit 14.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus/Proxy Statement for Federated Total Return Series, Inc., included in the Registration Statement on Form N-14.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, dated January 31, 2016, on Form N-1A, which was filed with the Securities and Exchange Commission in Post-Effective Amendment Number 77 to the Registration Statement (File No 33-50773) of Federated Total Return Series, Inc. and is incorporated by reference in the Prospectus/Proxy Statement and Statement of Additional Information included in the Registration Statement on Form N-14.

We also consent to the incorporation by reference of our report, dated January 25, 2016, on the financial statements and financial highlights of Federated Total Return Bond Fund (one of the portfolios constituting Federated Total Return Series), included in the Annual Report to Shareholders for the year ended November 30, 2015, which is also incorporated by reference in the Prospectus/Proxy Statement and Statement of Additional Information, included in the Registration Statement on Form N-14.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 16, 2016